Exhibit 99(a)(8)

OFFER TO EXCHANGE OPTIONS

FORM OF
PROMISE TO GRANT NEW STOCK OPTION

Name: ____________________	Date: ______________________

     In consideration for your election to exchange eligible Manugistics stock options (“Exchanged Options”) as set forth in the Offer Documents (as defined below), Manugistics Group, Inc. (“Manugistics”) promises to grant new stock options (“New Options”), as listed below, on the first business day that is at least six months and five days following the cancellation date of the Exchanged Options. We currently expect the grant date to be on or about September 16, 2003 (the “Grant Date”), subject to the conditions set forth below.

Grant Date of Original	Number of Shares	Number of Shares
Option	Underlying Cancelled	Underlying New Option
	Option Grant	Grant

MANUGISTICS PROMISES TO GRANT A NEW OPTION TO YOU ON THE GRANT DATE, SUBJECT TO THE FOLLOWING CONDITIONS:

•	The terms set forth in the documents constituting the offer. The “Offer Documents” include the Schedule TO that we filed with the Securities and Exchange Commission on February 10, 2003, and all exhibits and amendments thereto, including our Offer to Exchange Certain Outstanding Options for New Options, dated February 10, 2003;

•	The terms of the Second Amended and Restated 1998 Stock Option Plan of Manugistics Group, Inc. (“1998 SOP”) or the terms of the Amended and Restated 2000 Stock Option Plan of Manugistics Group, Inc. (“2000 SOP”), as applicable;

•	As described in the Offer to Exchange Certain Outstanding Options for New Options, any adjustments to the number of shares underlying the new option grant as set forth above that we may make in the event that there is any re-capitalization, stock split, reverse stock split, spin-off, or similar transaction or other change in corporate structure affecting our stock before we grant your New Options. Any such adjustment will be made as we deem equitable or appropriate;

•	Your continued employment by us, one of our subsidiaries or a successor company, through the Grant Date, unless one of the exceptions described in the Offer to Exchange Certain Outstanding Options for New Options applies to you.

Your future exercise, if any, of a New Option will be subject to:

•	Our company policies; and

•	Your new stock option agreement and, as applicable to you, the 1998 SOP or 2000 SOP.

We reserve the right to correct the number of shares identified in this Promise to Grant New Stock Option at any time until we grant your New Option.

This Promise to Grant New Stock Option is a binding commitment that any successor to us must honor and, accordingly, in the event that there is a merger or consolidation in which Manugistics is not the surviving entity, and such transaction occurs before New Options are granted pursuant to the offer, the surviving entity would be obligated to grant a new stock option to you on the Grant Date. Such a new stock option could be for the purchase of shares of stock of the successor company (as opposed to shares of Manugistics stock), as appropriately adjusted. Such a new option would have an exercise price equal to the fair market value of the stock of the successor company on the Grant Date, which would likely remain as the first business day that is at least six months and five days after the cancellation date, and would be unaffected by the successor company’s treatment of our existing stock option plans.

You should carefully review this Promise to Grant New Stock Option and immediately notify either Karen Montague Miller of Stock Plan Administration at (301) 255-5441 or Stephanie Jung of Human Resources at (301) 255-3159 if you believe that you have found a discrepancy in the table above.

This Promise to Grant New Stock Option does not constitute a guarantee of employment with us or any subsidiary for any period. Unless otherwise expressly provided by applicable laws of a non-U.S. jurisdiction or a written employment contract, your employment with us remains “at-will” and can be terminated by you or by us at any time, with or without cause or notice.

The Offer Documents described herein reflect the entire agreement between you and Manugistics with respect to this transaction. This Promise to Grant New Stock Option may only be amended in writing, signed by a duly authorized officer of Manugistics.

                 MANUGISTICS GROUP, INC.